BlackRock Funds II (the "Registrant")
BlackRock Multi-Asset Income Portfolio (the "Fund")

77I:

Terms of new or amended securities

Effective February 3, 2017, the Fund began offering Class K Shares. Reference is made to the Registrant's Prospectus and Statement of Additional Information, as filed with the Securities and Exchange Commission on Post-Effective Amendment No. 236 to the Registrant's Registration Statement on Form N-1A filed on February 2, 2017. A copy of the Registrant's Amended and Restated Certificate of Classification of Shares is attached under sub-item 77Q1(a) and copy of the Registrant's Third Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 is attached under sub-item 77Q1(d).